Exhibit (a)(1)(ii)

Form of

LETTER OF TRANSMITTAL

To Tender American Depositary Shares

(Each Representing Eight Common Shares)

of

ALMACENES ÉXITO S.A.

The undersigned represents that I (we) have full authority to surrender without restriction the American Depositary Shares (the “ADSs”) of ALMACENES ÉXITO S.A. (“Éxito”), each representing eight Common shares of Éxito, represented by American Depositary Receipt(s) (“ADRs”) and/or book-entry transfer (including through the Direct Registration System of JP Morgan Chase Bank N.A.), as applicable, for purchase at a purchase price of US$7.2424 per ADS payable in U.S. dollars, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase for Cash, dated December 18, 2023 (the “Offer to Purchase” and, together with this Letter of Transmittal, the notice of acceptance for common shares and the notice of guaranteed delivery for ADSs, as any of them may be amended or supplemented from time to time, the “U.S. Offer”). You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) a check representing a cash payment for ADS(s) tendered pursuant to this Letter of Transmittal. Such cash payment shall be equal to US$7.2424 per ADS tendered, rounded to the neared whole cent. Payment for ADSs accepted pursuant to the U.S. Offer will, in all cases, be made only after receipt by the U.S. Tender Agent of ADRs evidencing such ADSs or book-entry transfer of such ADSs, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof, provided the signature is original) or an Agent’s Message, together with any required signature guarantees and any other documents required by this Letter of Transmittal.

By executing this Letter of Transmittal, the undersigned appoints each designee of Purchaser set forth herein as attorney-in-fact and proxy of such holder, with full power of substitution, to vote the ADSs as in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such holder’s rights with respect to the ADSs tendered by such holder and accepted for payment by Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered ADSs and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such ADSs in accordance with the terms of the U.S. Offer. Such acceptance for payment by Purchaser will revoke, without further action, any other proxy or power of attorney granted by such holder at any time with respect to such ADSs and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such holder.

By executing this Letter of Transmittal as set forth above, the undersigned further agrees that effective from and after the date ADSs are tendered thereby that: (a) Purchaser shall be entitled to direct the exercise of any votes attaching to any Shares represented by ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted and any other rights and privileges attaching to such Shares represented by ADSs, including any right to call a meeting of the Shareholders; and (b) the execution of the ADS Letter of Transmittal and its delivery to the U.S. Tender Agent will constitute (1) an authority from the tendering holder of ADSs to send any notice, circular, document or other communications which may be required to be sent to such holder to Purchaser at its registered office, (2) an authority to Purchaser to sign any consent to execute a form of proxy in respect of the Shares represented by the ADSs in respect of which the U.S. Offer has been accepted or is deemed to have been accepted appointing any person nominated by Purchaser to attend general meetings of shareholders of Éxito and to exercise the votes attaching to such Shares on behalf of the tendering holder of ADSs, and (3) the agreement of the tendering holder of ADSs not to exercise any of such rights without the consent of Purchaser and the irrevocable undertaking of the tendering holder of ADSs not to appoint a proxy for or to attend general meetings of shareholders of Éxito.

In addition, by executing this Letter of Transmittal as set forth above, the undersigned irrevocably appoints each of Purchaser and the U.S. Tender Agent as attorney-in-fact of such holder, with full power of substitution, to register the transfer of the tendered ADSs, to surrender the tendered ADSs for withdrawal of the Shares represented by the ADSs upon payment by Purchaser of the requisite ADS cancellation fees and expenses and to instruct the ADS Depositary as to delivery of those Shares.

Method of delivery of the ADR(s) is at the option and risk of the owner thereof. See Instruction 1.

Mail or deliver this Letter of Transmittal together with the ADR(s) representing your ADSs, to:

By overnight courier or mail:
Equiniti Trust Company, LLC
Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120

Pursuant to the offer of Cama Commercial Group, Corp. (the “Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Clarendon Worldwide S.A. (“Clarendon”), a Panamanian corporation, to purchase ADSs pursuant to the terms and conditions of the Offer to Purchase, the undersigned encloses herewith and surrenders the following ADR(s) representing ADS(s):

Account Number                Book Shares                Total Shares                Issue Number

DESCRIPTION OF ADSs SURRENDERED

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections

☐ Indicates permanent address change. Any changes require a Medallion Guarantee stamp.

ADSs Surrendered (attach additional list if necessary)
ADSs Represented by ADR(s)**
ADR Number(s)*	Total Number of ADSs Represented by ADR(s)*	Number of ADSs Surrendered**	Book Entry ADSs Surrendered

TOTAL ADSs
* Need not be completed by book-entry ADS holders. ** Unless otherwise indicated, it will be assumed that all ADSs represented by ADRs described above are being surrendered hereby.

☐ Check this box if your ADR(s) have been lost, stolen, misplaced or mutilated. See Instruction 5.
SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered ADR(s). Issue to:	Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to:
Name:	Name:
Address:

(Please also complete IRS Form W-9 on the reverse AND see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)	☐ Please check here if address change is permanent.

YOU MUST SIGN IN THE BOX BELOW AND FILL OUT AND SIGN THE IRS
FORM W-9 ATTACHED HERETO

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3 and 4.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on ADR(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Unless the ADSs are tendered by the registered holder(s) of the ADS(s), or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Registered Holder	Authorized Signature
Registered Holder	Name of Firm
Title, if any	Address of Firm — Please Print
Date:______________________________ Phone No.:_________________________ Email Address:______________________

INSTRUCTIONS FOR SURRENDERING ADRs

(Please read carefully the instructions below)

1.    Method of Delivery: If your ADR(s) are held in book-entry form and an agent’s message is received by the U.S. Tender Agent on or prior to the Expiration Date, you do not need to complete the Letter of Transmittal. Your ADRs(s) and the Letter of Transmittal must be sent or delivered to Equiniti Trust Company, LLC (the “U.S. Tender Agent”). Do not send your certificates to EXTO or the Offerors. The method of delivery of ADRs to be surrendered to the U.S. Tender Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If the ADR(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

2.    Payment in the Same Name: If the check is issued in the same name as the surrendered ADR is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered ADR is registered. Do not sign the ADR(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment Instructions” or are for the account of an Eligible Institution. If any of the ADR(s) surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the ADR(s). If any ADS(s) are registered in different names on several ADR(s), it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3.    Address Change and/or Payment in Different Name: Any address change and/or if the section entitled “Special Payment Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered ADR(s) must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4.    Special Payment and Delivery Instructions: Indicate the name in which and address to which the check is to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment Instructions have been completed, a IRS Form W-9, for U.S. persons, or a IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS W-8 Form for non- U.S. persons must also be completed for the person named therein, and that person will be considered the record owner.

5.    Letter of Transmittal Required; Surrender of ADR(s; Lost ADR(s): You will not receive your check and stock certificate unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the U.S. Tender Agent, together with the ADR(s) evidencing your ADS(s) and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the U.S. Tender Agent for instructions at (800) 990-1135 (local U.S.) or (651) 453-2128 (outside of the U.S.) prior to tendering your certificates. Any ADS holder who has lost ADR(s) should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost ADR(s). Such arrangements should be made with U.S. Tender Agent.

6.    IRS Form W-9: Payments made to holders of ADSs may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, U.S. Holders (as defined in the U.S. Offer to Purchase) that do not otherwise establish an exemption should complete and return an Internal Revenue Service (“IRS”) Form W-9, certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the Form W-9 may subject the tendering U.S. Holder to a penalty imposed by the IRS. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the IRS website, www.irs.gov. See “Tax Withholding” in the U.S. Offer to Purchase for a discussion of U.S. and Colombian federal tax consequences of participating in the U.S. Offer.

7.    Stock Transfer Taxes: If payment is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the U.S. Tender Agent and Offerors and such determination shall be final and binding. The U.S. Tender Agent and the Offerors reserve the right to waive any irregularities or defects in the surrender of any ADRs. A surrender will not be deemed to have been made until all irregularities have been cured or waived.